Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement No. 33-897896 of DENTSPLY International Inc. on Form S-8 of our report dated June 22, 2015, which appears in this Annual Report on Form 11-K of DENTSPLY International Inc. 401(k) Savings Plan for the year ended December 31, 2014.

/s/ Baker Tilly Virchow Krause, LLP

York, Pennsylvania
June 22, 2015